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                                                                   Exhibit 10.20


                                                      BOARD OF DIRECTORS AMENDED
                                                                 AUGUST 26, 2002

                           DEFERRED COMPENSATION PLAN
                                       FOR
                             NON-EMPLOYEE DIRECTORS
                                       OF
                           PHILLIPS PETROLEUM COMPANY

Section 1. Purpose of the Plan

The amount of total compensation which is paid to the Non-Employee Director for services rendered as a Non-Employee Director is set by resolution of the Board of Directors and is comprised of a portion paid in cash ("Cash Compensation") and a portion paid in shares ("Stock Compensation") of Phillips Petroleum Company common stock $1.25 par value ("Phillips Common Stock"). "Cash Compensation" shall also include any portion of the compensation that is paid to a Continuing Director (as defined in Section 13) in cash (including, without limitation, any cash compensation payable pursuant to any restricted stock unit) by ConocoPhillips for services as a member of the ConocoPhillips Board (as defined in Section 13), and "Stock Compensation" shall also include any portion of the compensation that is paid to a Continuing Director by ConocoPhillips in ConocoPhillips common stock $.01 par value ("CP Common Stock") for services as a member of the ConocoPhillips Board. "Common Stock" shall mean Phillips Common Stock or CP Common Stock, as the context may require.

The purpose of the Deferred Compensation Plan for Non-Employee Directors ("Plan") is to provide a program whereby a member of the Board of Directors of Phillips Petroleum Company ("Company") who is not an officer, present employee, nor former employee of the Company or


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any of its subsidiaries ("Non-Employee Director") may indicate a preference to:

1) defer the payment of part or all of the Cash Compensation payable to the Non-Employee Director ("Cash Payment")

2) receive part or all of the Cash Compensation and part or all of the Stock Compensation payable to the Non-Employee Director in shares of Unrestricted Stock under the terms of the Phillips Petroleum Company Stock Plan for Non-Employee Directors ("Unrestricted Stock Award")

3) receive part or all of the Cash Compensation and/or part or all of the Stock Compensation in shares of Restricted Stock under the terms of the Phillips Petroleum Company Stock Plan for Non-Employee Directors ("Restricted Stock Award"),

4) delay the lapsing of restrictions on Restricted Stock or delay the settlement of Restricted Stock Units due to the attainment of certain ages under the terms of the Phillips Petroleum Company Stock Plan for Non-Employee Directors ("Restricted Stock Lapsing"),

5) defer the value of shares of unrestricted Common Stock which would otherwise be delivered to the Non-Employee Director as a result of restrictions being lapsed on shares of Restricted Stock or when Restricted Stock Units or similar Awards are settled due to the attainment of certain ages or at Retirement under the terms of the Phillips Petroleum Company Stock Plan for Non-Employee Directors or under the terms of the grant of such Awards ("Value of Restricted Stock or Awards"), and

6) defer the payment of all or a portion of the lump sum payment from the Non-Employee Director Retirement Plan ("Retirement Payment").

Section 2. Indications of Preference


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(a)   Cash Payment. For each calendar year, a Non-Employee Director may indicate a preference to have payment of part or all of the Non-Employee Director's Cash Compensation deferred. On or before December 1 of each year, the indication of preference to defer Cash Compensation to be paid in the next calendar year may be made by giving written notice thereof to the Corporate Secretary, except that such indication of preference may be made by the end of the month in which a Non-Employee Director is first elected to the Board of Directors. The Chief Executive Officer (CEO) shall consider such indication of preference and shall decide whether to accept or reject the preference expressed as soon as practicable. Such indication of preference to defer Cash Compensation, if accepted, becomes irrevocable on the date of such acceptance.

(b) Unrestricted Stock Award. For each calendar year, a Non-Employee Director may indicate a preference to receive Unrestricted Stock for part or all of the Cash Compensation and/or part or all of the Stock Compensation that would be paid in the next calendar year. On or before December 1 of each year, such indication of preference to receive Unrestricted Stock instead of cash and/or for the Stock Compensation may be made by giving written notice thereof to the Corporate Secretary, except that such indication of preference may be made by the end of the month in which a Non-Employee Director is first elected to the Board of Directors. The CEO shall consider such indication of preference and shall decide whether to accept or reject the preference expressed as soon as practicable. Such indication of preference to receive Unrestricted Stock, if accepted, becomes irrevocable on the date of such acceptance.


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(c)   Restricted Stock Award. For each calendar year, a Non-Employee Director may indicate a preference to receive Restricted Stock for part or all of the Cash Compensation and/or part or all of the Stock Compensation. On or before December 1 of each year, such indication of preference to receive Restricted Stock instead of cash and/or for the Stock Compensation that would be paid in the next calendar year may be made by giving written notice thereof to the Corporate Secretary, except that such indication of preference may be made by the end of the month in which a Non-Employee Director is first elected to the Board of Directors. The CEO shall consider such indication of preference and shall decide whether to accept or reject the preference expressed as soon as practicable. Such indication of preference to receive Restricted Stock, if accepted, becomes irrevocable on the date of such acceptance.

(d) Restricted Stock Lapsing or Restricted Stock Units Settled. Each year Non-Employee Directors who are or will become 65 years of age prior to the end of that calendar year or who are over 65 years old and have not previously been given the opportunity may indicate a preference to delay the lapsing of restrictions on Restricted Stock and that would otherwise be lapsed, and to defer the receipt of shares of Common Stock that would otherwise be delivered in settlement of restricted stock units or similar awards, in either case based on their age under the terms of the Phillips Petroleum Company Stock Plan for Non-Employee Directors until the day the Director retires from the Board of Directors. The Non-Employee Director must make the indication of preference by giving written notice thereof to the Corporate Secretary on or before December 1 of that year, except that


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      such indication of preference may be made within 30 days of the amendment of this plan providing for such indication of preference or by the end of the month in which a Non-Employee Director is first elected to the Board of Directors if such Director would receive shares of Common Stock as a result of restrictions being lapsed on shares of Restricted Stock or pursuant to Awards based on their age under the terms of the Phillips Petroleum Company Stock Plan for Non-Employee Directors. The CEO shall consider such indication of preference and shall decide whether to accept or reject the preference expressed as soon as practicable. Such indication of preference to delay the lapsing of restrictions on Restricted Stock or the settlement of Restricted Stock Units or Awards, if accepted, becomes irrevocable on the date of such acceptance. Such approved indication of preference shall apply to any Restricted Stock Units granted in exchange for shares of Restricted Stock pursuant to the Exchange offer initiated by the Company on December 17, 2001.

      (e)   Value of Restricted Stock and Restricted Stock Units.

            (i) Each year Non-Employee Directors who are or will become 65 years of age prior to the end of that calendar year or who are over 65 years old and have not previously been given the opportunity may indicate a preference concerning the deferral of the receipt of the value of all or part of the Common Stock which would otherwise be delivered to the Non-Employee Director as a result of restrictions being lapsed on shares of Restricted Stock or and the settlement of Restricted Stock Units or similar Awards based on their age under the terms of the Phillips Petroleum Company Stock Plan for Non-Employee Directors.

            (ii) If the Non-Employee Director has previously indicated a preference to delay the


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                  lapsing of restrictions on Restricted Stock or the settlement of Restricted Stock Units or similar Awards until the Director retires from the Board of Directors, or if the Non-Employee Director Retires from the Board prior to being given an opportunity to indicate such preference, such Non-Employee Director may indicate a preference concerning the deferral of the receipt of the value of all or part of the Common Stock which would otherwise be delivered to the Non-Employee Director as a result of restrictions being lapsed on shares of Restricted Stock or the settlement of Restricted Stock Units or Awards until the Director retires from the Board of Directors. (iii) The Non-Employee Director must make the indication of preference specified in Sections 2 (e) (i) and
                  (ii) herein by giving written notice to the Corporate Secretary on or before December 1 of the applicable year, except that such indication of preference may be made within 30 days of the amendment of this Plan providing for such indication of preference or by the end of the month in which a Non-Employee Director is first elected to the Board of Directors or as soon as practicable prior to the Director's Retirement from the Board if such Director would receive shares of Common Stock as a result of restrictions being lapsed on shares of Restricted Stock or the settlement of Restricted Stock Units or Awards under the terms of the Phillips Petroleum Company Stock Plan for Non-Employee Directors prior to the next period for indicating such preference. The CEO shall consider such indication of preference and shall decide whether to accept or reject the preference expressed as soon as practicable. Such indication of preference to defer the value of Restricted Stock or Restricted Stock Units or Awards, if accepted, becomes irrevocable on the date of such acceptance.

(f) Retirement Payment. If a Non-Employee Director prefers to defer under this Plan all or


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      part of the lump sum payment from the Non-Employee Director Retirement
      Plan, the Non-Employee Director must indicate such preference to the Chief Executive Officer (CEO) of the Company. The Non-Employee Director's preference must be received by the Corporate Secretary in the period beginning 150 days prior to and ending no less than 30 days prior to the date the retirement payment is to be made. Such indication must be in writing signed by the Non-Employee Director and must state the portion of the lump sum payment the Non-Employee Director desires to be deferred. The CEO shall consider such indication of preference as submitted and shall decide whether to accept or reject the preference expressed as soon as practicable. Such indication of preference to defer the Retirement Payment, if accepted, becomes irrevocable on the date of such acceptance.

Section 3. Deferred Compensation Accounts

(a) Credit for Deferral. The Company will establish and maintain an account for each Non-Employee Director who defers Cash Compensation, the Value of Restricted Stock or Restricted Stock Units or Awards and/or a Retirement Payment in which will be credited the amounts deferred. Amounts deferred shall be credited as soon as practicable but not later than 30 days after the date the payment would otherwise have been made. The value of the underlying Restricted Stock or Restricted Stock Units or Awards shall be the higher of (a) the average of the high and low selling prices of the Common Stock on the date the restrictions lapse or the shares are to be delivered, as applicable, or the last trading day before such date, if such date is not a trading day, or (b) the average of the high three monthly Fair Market Values of the Common Stock during the twelve calendar months preceding the month in which the restrictions lapse or the shares are to be delivered, as


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      applicable. The monthly Fair Market Value of the Common Stock is the average of the daily Fair Market Value of the Common Stock for each trading day of the month. The daily Fair Market Value of the Common Stock shall be deemed equal to the average of the reported highest and lowest sales prices per share of such Common Stock as reported on the composite tape of the New York Stock Exchange transactions.

(b) Designation of Investments. The amount in each Non-Employee Director's Deferred Compensation Account shall be deemed to have been invested and reinvested from time to time, in such "eligible securities" as the Non-Employee Director shall designate. Prior to or in the absence of a Non-Employee Director's designation, the Company shall designate an "eligible security" in which the Non-Employee Director's Deferred Compensation Account shall be deemed to have been invested until designation instructions are received from the Non-Employee Director. Eligible securities are those securities designated by the Chief Financial Officer of the Company. The Chief Financial Officer of the Company may include as eligible securities, stocks listed on a national securities exchange, and bonds, notes, debentures, corporate or governmental, either listed on a national securities exchange or for which price quotations are published in The Wall Street Journal and shares issued by investment companies commonly known as "mutual funds". The Non-Employee Director's Deferred Compensation Account will be adjusted to reflect the deemed gains, losses and earnings as though the amount deferred was actually invested and reinvested in the eligible securities for the Non-Employee Director's Deferred Compensation Account.


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      Notwithstanding anything to the contrary in this Section 3(b), in the event the Company actually purchases or sells such securities in the quantities and at the times the securities are deemed to be purchased or sold for a Non-Employee Director's Deferred Compensation Account, the Account shall be adjusted accordingly to reflect the price actually paid or received by the Company for such securities after adjustment for all transaction expenses incurred (including without limitation brokerage fees and stock transfer taxes).

      In the case of any deemed purchase not actually made by the Company, the Deferred Compensation Account shall be charged with a dollar amount equal to the quantity and kind of securities deemed to have been purchased multiplied by the fair market value of such security on the date of reference and shall be credited with the quantity and kind of securities so deemed to have been purchased. In the case of any deemed sale not actually made by the Company, the account shall be charged with the quantity and kind of securities deemed to have been sold, and shall be credited with a dollar amount equal to the quantity and kind of securities deemed to have been sold multiplied by the fair market value of such security on the date of reference. As used herein "fair market value" means in the case of a listed security the closing price on the date of reference, or if there were no sales on such date, then the closing price on the nearest preceding day on which there were such sales, and in the case of an unlisted security the mean between the bid and asked prices on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices to the nearest preceding day for which such prices are available.


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      The Treasurer may also designate a Fund Manager to provide services which may include recordkeeping, Non-Employee Director accounting, Non-Employee Director communication, payment of installments to the Non-Employee Director, tax reporting and any other services specified by the Company in agreement with the Fund Manager.

(c) Payments. A Non-Employee Director's Deferred Compensation Account shall be debited with respect to payments made from the account pursuant to this Plan as of the date such payments are made from the account. The payment shall be made as soon as practicable, but no later than 30 days, after the installment payment date.

      If any person to whom a payment is due hereunder is under legal disability as determined in the sole discretion of the Chief Executive Officer, the Company shall have the power to cause the payment due such person to be made to such person's guardian or other legal representative for the person's benefit, and such payment shall constitute a full release and discharge of the Company and any fiduciary of the Plan.

(d) Statements. At least one time per year the Company or the Company's designee will furnish each Non-Employee Director a written statement setting forth the current balance in the Non-Employee Director's Deferred Compensation Account, the amounts credited or debited to such account since the last statement and the payment schedule of deferred amounts and deemed gains, losses and earnings accrued thereon as provided by the deferred payment option selected by the Non-Employee Director.


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Section 4. Deferred Payment Options

(a) Payment Options for Cash Compensation and the Value of Restricted Stock or Restricted Stock Units or Awards. A Non-Employee Director, at the time notice of an indication of preference to defer Cash Compensation or the Value of Restricted Stock or Restricted Stock Units or Awards is given, shall also specify in writing whether the Cash Compensation or the Value of Restricted Stock or Restricted Stock Units or Awards deferred by such indication and any deemed gains, losses and earnings accrued thereon is to be paid in one lump sum or in annual installments of not less than 5 nor more than 10. If a lump sum payment is selected, the Non-Employee Director will specify the date the lump sum payment is to be made so long as the date is the first day of a calendar quarter and is at least one year from the date of the election or is specified as the first day of the calendar quarter following retirement from the Board of Directors. If annual installments of not less than 5 nor more than 10 are selected, the first installment will begin as soon as practicable after the first day of the calendar quarter which is on or after the Non-Employee Director's retirement. After a payment option is selected the first time a Non-Employee Director defers Cash Compensation or the value of Restricted Stock or Restricted Stock Units or Awards, all subsequent deferrals of Cash Compensation and/or the value of Restricted Stock or Restricted Stock Units or Awards will have the same payment option.

b)    Payment Options for Retirement Payment.


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      (i)   The payment option for a deferred Retirement Payment for a
            Non-Employee Director who has previously deferred Cash Compensation or the Value of Restricted Stock or Restricted Stock Units or Awards will be the same as the payment option for the deferred Compensation.

      (ii) The payment option for a deferred Retirement Payment for a Non-Employee Director who has not previously deferred Cash Compensation or the Value of Restricted Stock or Restricted Stock Units or Awards will be 10 annual installments with the first installment to begin as soon as practicable after the first day of the calendar quarter which is on or after the Non-Employee Director's Retirement, except that a different payment schedule may be selected by the Non-Employee Director at the time the Non-Employee Director submits a preference to defer all or part of the lump sum Retirement payment. The payment options in this situation are: annual installments of not less than 5 nor more than 10, semi-annual installments of not less than 10 nor more than 20, or quarterly installments of not less than 20 nor more than 40. The first installment to commence as soon as practicable after any date specified by the Non-Employee Director, so long as such date is the first day of a calendar quarter and is at least one year from the date the payout option was selected. Subject to Section 5, if the CEO, accepts the Non-Employee Director's indication of preference, the method of payment of the deferred Retirement Payment shall become irrevocable.


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(c)   Payment Option Revision. If a Non-Employee Director specified annual installments of not less than 5 nor more than 10 pursuant to Section 4(a) herein, the Non-Employee Director may at any time during a period beginning 365 days prior to and ending 90 days prior to the date the Non-Employee Director terminates Board service due to (a) not being nominated for election to the Board; or (b) not being reelected to Board service after being so nominated; or (c) resignation from Board service as a result of the Director's disability or any reason acceptable to a majority of the remaining members of the Board of Directors ("Retires" or "Retirement"), or as soon as practicable if there are less than 90 days prior to Retirement in the manner prescribed by the Company, revise such payment option and select one of the following payment options in place of such payment option:

      (i)   annual installments of not less than 5 nor more than 10,

      (ii)  semi-annual installments of not less than 10 nor more than 20, or

      (iii) quarterly installments of not less than 20 nor more than 40,

      with the first installment to commence, as soon as practicable following any date specified by the Non-Employee Director so long as such date is the first day of a calendar quarter, is on or after the Non-Employee Director's Retirement Date, is at least one year from the date the payment option was revised and is no later than five (5) years after the Non-Employee Director's Retirement Date.

(d) Installment Amount. The amount of each installment shall be determined by dividing the balance in the Non-Employee Director's Deferred Compensation Account as of the date the installment is to be paid, by the number of installments remaining to be paid (inclusive


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      of the current installment).

Section 5. Death of Non-Employee Director

Upon the death of a Non-Employee Director, the Non-Employee Director's beneficiary or beneficiaries designated in accordance with Section 6 of this Plan, or, in the absence of an effective beneficiary designation, the surviving spouse, the surviving children (natural or adopted) in equal shares, or the Estate of the deceased Non-Employee Director, in that order of priority, shall receive the beneficiary's or beneficiaries' portion of the payments in accordance with the deferred payment schedule selected by the Non-Employee Director, whether the Non-Employee Director's death occurred before or after such payments have commenced; provided, however, such payments may be made in a different manner if the beneficiary or beneficiaries entitled to receive such payments, due to an unanticipated emergency caused by an event beyond the control of the beneficiary or beneficiaries that results in financial hardship to the beneficiary or beneficiaries, so requests and the CEO gives written consent to the method of payment requested.

Section 6. Designation of Beneficiary

Each Non-Employee Director who defers under this Plan shall designate a beneficiary or beneficiaries to receive the entire balance of the Non-Employee Director's Deferred Compensation Account by giving signed written notice of such designation to the Corporate Secretary. The Non-Employee Director may from time to time change or cancel any previous


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beneficiary designation in the same manner. The last written beneficiary designation received by the Corporate Secretary shall be controlling over any prior designation and over any testamentary or other disposition. After receipt by the Corporate Secretary of such written designation, it shall take effect as of the date on which it was signed by the Non-Employee Director, whether the Non-Employee Director is living at the time of such receipt, but without prejudice to the Company on account of any payment made under this Plan before receipt of such designation.

Section 7. Nonassignability

The right of a Non-Employee Director or beneficiary or other person who becomes entitled to receive payments under this Plan shall not be pledged, assigned or subject to garnishment, attachment or any other legal process by the creditors of or other claimants against the Non-Employee Director, beneficiary, or other such person.

Section 8. Administration, Interpretation and Amendment

The Plan shall be administered by the Chief Executive Officer of the Company. The decision of the Chief Executive Officer with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding. The Company reserves the right to amend this Plan from time to time or to terminate the Plan entirely, provided, however, that no amendment may affect the balance in a Non-Employee Director's account on the effective date of the amendment. In the event of


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termination of the Plan, the Chief Executive Officer in the Chief Executive
Officer's sole discretion, may elect to pay in one lump sum as soon as practicable after termination of the Plan, the balance then in the Non-Employee Director's account.

Section 9. Nonsegregation

Amounts deferred pursuant to this Plan and the crediting of amounts to a Non-Employee Director's Deferred Compensation Account shall represent the Company's unfunded and unsecured promise to pay compensation in the future. With respect to said amounts, the relationship of the Company and a Non-Employee Director shall be that of debtor and general unsecured creditor. While the Company may make investments for the purpose of measuring and meeting its obligations under this Plan such investments shall remain the sole property of the Company subject to claims of its creditors generally, and shall not be deemed to form or be included in any part of the Deferred Compensation Account.

Section 10. Funding

All amounts payable under the Plan are unfunded and unsecured benefits and shall be paid solely from the general assets of the Company and any rights accruing to the Non-Employee Director or the beneficiary under this Plan shall be those of an unsecured general creditor; provided, however, that the Company may establish a grantor trust to pay part or all of its Plan payment obligations so long as the Plan remains unfunded for federal tax purposes.


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Section 11. Miscellaneous

(a) Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company's assets and business or with or into which the Company may be consolidated or merged.

(b) This Plan shall be construed, regulated, and administered in accordance with the laws of the State of Delaware except to the extent that said laws have been preempted by the laws of the United States.

Section 12. Effective Date of the Plan

This Plan is amended and restated effective as of December 10, 2001.

Section 13. Continuing Directors and Noncontinuing Directors

Notwithstanding anything contained in this Plan to the contrary:

(a) Elections made by a Non-Employee Director who is a member of the board of directors (the "ConocoPhillips Board") of ConocoPhillips (a "Continuing Director") immediately following the closing (the "Closing") of the transactions (the "Merger") contemplated by the Agreement and Plan of Merger dated as of November 18, 2001 by and among Phillips


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      Petroleum Company, CorvettePorsche Corp., Porsche Merger Corp., Corvette
      Merger Corp., and Conoco Inc. (the "Merger Agreement") shall be effective for the following compensation received from ConocoPhillips with respect to service as a Continuing Director for the portion of calendar year 2002 that follows the Closing, without any action on the part of such Continuing Director, Phillips Petroleum Company or ConocoPhillips: (i) the deferral of the receipt of Cash Compensation, (ii) the receipt of Unrestricted Stock in lieu of Cash Compensation or Stock Compensation,
      (iii) the receipt of Restricted Stock in lieu of Cash Compensation or Stock Compensation, (iv) the deferral of the lapsing of restrictions on Restricted Stock that would otherwise lapse, (v) the deferral of receipt of the value of all or part of the Common Stock which would otherwise be delivered to the Continuing Director as a result of restrictions being lapsed; and (vi) the deferral of receipt of a lump sum payment from the Non-employee Director Retirement Plan; and

(b) ConocoPhillips shall be the co-sponsor of this Plan and shall be the obligor hereunder with respect to compensation of Continuing Directors for services on the ConocoPhillips Board that is deferred hereunder;

(c) A Continuing Director shall not be deemed to have "retired" or otherwise terminated service as a Non-Employee Director for any purpose of this Plan solely as a result of such director's ceasing to be a director of Phillips Petroleum Company in connection with the Merger, and no distributions of the Continuing Directors' account balances under the Plan shall be made solely as a result of the consummation of the transactions contemplated by the Merger Agreement. For any Continuing Director, service as a member of the ConocoPhillips Board shall be treated as service as a Non-Employee


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      Director, and "retirement" or any other termination of service from the
      ConocoPhillips Board shall be deemed to be a retirement or termination of service (as applicable) as a Non-Employee Director for all purposes of this Plan.

(d) Each individual who ceases to be a Non-Employee Director in connection with the Merger who is not a Continuing Director shall be deemed to have retired as of the Closing Date for purposes of this Plan (including, without limitation, for purposes of Section 4).


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